Exhibit 99.1

WMG ANNOUNCES THE RESIGNATION OF LEN BLAVATNIK

FROM ITS BOARD OF DIRECTORS

New York, January 18, 2008 – Warner Music Group Corp. (NYSE: WMG) today announced that Len Blavatnik has resigned from its Board of Directors effective January 16, 2007. Mr. Blavatnik, who is the founder and Chairman of Access Industries, a U.S.-based industrial group with a diversified portfolio in natural resources and chemicals, media and telecommunications, and real estate, indicated to the Company that his executive responsibilities and extensive travel schedule would prevent his continued service on WMG’s Board of Directors.

“Len’s expertise has been extremely valuable to WMG and we will miss his wise counsel. With regret, we accept his resignation and wish him all the best in his other activities,” said WMG’s Chairman and Chief Executive Officer Edgar Bronfman, Jr.

Mr. Blavatnik has served as a WMG director since March 4, 2004.

“I have enjoyed my time working with my fellow WMG Board members,” said Blavatnik. “Access remains a significant WMG shareholder and given the confidence I have in WMG’s management I look forward to the Company’s future success.”

Mr. Blavatnik’s Access Industries currently holds approximately 2% of WMG’s common stock.

###

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.